UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 24, 2008

INVESTORS TITLE COMPANY
(Exact Name of Registrant as Specified in Charter)

North Carolina	0-11774	56-1110199
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

121 North Columbia Street, Chapel Hill, North Carolina                                        27514
           (Address of Principal Executive Offices)                                                       (Zip Code)

 Registrant's telephone number, including area code:  (919) 968-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 [    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 [    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 [    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 [    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 24, 2008, the Compensation Committee of our Board of Directors approved the amendment and restatement, effective January 1, 2009, of our (i) Non-Qualified Supplemental Retirement Benefit Plan and (ii) Non-Qualified Deferred Compensation Plan.  Each of the amended and restated plans was amended to bring it into compliance with Section 409A of the Internal Revenue Code, and to permit a special 2008 distribution election as permitted under Section 409A.  The special distribution election provides that each participant may elect, no later than December 31, 2008, to receive a one-time lump sum distribution on January 15, 2009 of all amounts in the participant’s account.  Our Non-Qualified Deferred Compensation Plan was also amended to terminate all company contributions under the plan beginning January 1, 2009.

On December 24, 2008, the Compensation Committee also approved the amendment and restatement, effective January 1, 2009, of the existing employment agreements with J. Allen Fine, James A. Fine, Jr. and W. Morris Fine.  Each of the employment agreements was amended and restated to bring it into compliance with Section 409A and to clarify certain provisions related to amounts payable by us in the event of death.  In connection with the termination of our contributions under the Non-Qualified Deferred Compensation Plan, as described above, the employment agreements were also amended to provide for an annual cash payment by us to each executive officer equal to the amount that we would have contributed to the officer’s account under our Section 401(k) Plan if such contributions were not limited by the federal tax laws, less the amount of any contributions that we actually make to the officer’s account under such plan.

As amended and restated, the employment agreements also provide for specified minimum payments to the executive officers in the event of (i) disability or retirement, (ii) a termination by us without cause, or (iii) a termination by the officer for good reason or due to a change in control (each, a “Termination Event”).  Before the amendments, in the event of a Termination Event, each executive officer was entitled to receive certain payments based on a multiple of the officer’s base salary at the time of termination and average bonus compensation for the three years preceding termination, all as previously disclosed in our proxy statements filed with the SEC.  As amended and restated, the employment agreements provide that such payments may not be less than a specified minimum amount, which amount was set based on each officer’s current base salary and average bonus compensation for the last three years.

On December 24, 2008, the Compensation Committee also approved a Death Benefit Plan Agreement with W. Morris Fine.  Upon recommendation of the Compensation Committee, we and Mr. Fine entered into the Death Benefit Plan Agreement effective as of January 1, 2009.  The Death Benefit Plan Agreement provides that, in the event of Mr. Fine’s death while employed by us, we will pay his designated beneficiary within 60 days of his death a lump sum amount equal to the sum of:

(1)	three times his then current base salary (but not less than $766,680);

(2)	three times his average bonus compensation during the preceding three years (but not less than $1,015,000); and

(3)	$2,000,000,

(a)	reduced by,

(i)	three times his then current base salary (but not less than $766,680);

(ii)	three times his average bonus compensation during the preceding three years (but not less than $1,015,000);

(iii)	the cost of continued participation in our health insurance plans by his wife until her death; and

(iv)	the cost of continued participation in our health insurance plans by his dependent children until they are no longer dependent; and

(b)	increased by the amounts accrued on our books as of the date of death for the items described in item (3)(a) above.

On December 24, 2008 the Compensation Committee approved the amendment and restatement of the existing Death Benefit Plan Agreements with J. Allen Fine and James A. Fine, Jr., which agreements were subsequently entered into by us effective January 1, 2009.  As amended and restated, the Death Benefit Plan Agreement with James A. Fine, Jr. is substantially similar to W. Morris Fine’s Death Benefit Plan Agreement, as described above.

As amended and restated, the Death Benefit Plan Agreement with J. Allen Fine provides that, in the event of his death while employed by us, we will pay Mr. Fine’s designated beneficiary within 60 days of his death a lump sum amount equal to the sum of:

(1)	three times his then current base salary (but not less than $910,000); and

(2)	three times his average bonus compensation during the preceding three years (but not less than $1,055,000).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTORS TITLE COMPANY

Date:  December 30, 2008                                                 By:            /s/  James A. Fine, Jr.
James A. Fine, Jr.
President, Treasurer and
Chief Financial Officer